Exhibit 99.1

Hansen Medical Receives FDA 510(k) Clearance for its Magellan™ Robotic System for Peripheral Vascular Interventions

Company to Commence Initial Commercial Launch in the United States Immediately

Hansen Medical to Host Conference Call Today at 2:00 PM PT

MOUNTAIN VIEW, CA. – June 4, 2012 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in intravascular robotics and the developer of robotic technology for accurate 3D control of catheter movement, today announced that it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) for its Magellan™ Robotic System, including the catheter and accessories. The Company will commence commercialization at selected centers in the U.S. immediately, with a full launch expected later in the year. The product will be presented at the 66th Vascular Annual Meeting of the Society for Vascular Surgery at National Harbor, Maryland from June 7-9.

The Magellan Robotic System is intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The System has the potential to provide vascular surgeons and other interventionalists the ability to perform fast and predictable procedures, while allowing the physician to be seated comfortably away from the radiation source, which may reduce radiation exposure and physician fatigue.

“Today’s announcement marks one of the most significant milestones in the Company’s history,” said Hansen Medical President and CEO Bruce Barclay. “Not only does the Magellan System have the potential to be a significant growth driver for Hansen, it also represents a fundamental step forward in the transformation of vascular intervention using intravascular robotics.”

The global vascular market is large and expanding rapidly, driven by an aging population, the prevalence of diabetes and obesity, and an increase in disease awareness. Of the more than 3 million vascular procedures done worldwide each year, approximately one-third to one-half of them could be addressed using the Magellan Robotic System.

Dr. Alan Lumsden, Chair of Hansen Medical’s U.S. Scientific Advisory Board, and Chair of the Department of Cardiovascular Surgery and Medical Director of Methodist DeBakey Heart and Vascular Center at The Methodist Hospital, Houston, commented, “The Magellan Robotic System is a significant technological advancement that may offer important clinical benefits for physicians performing peripheral interventions. The System provides physicians with independent robotic control of both catheter tips to navigate efficiently through a variety of anatomies and lesions. Our in vitro and in vivo animal studies indicate that using this platform has the potential to increase efficiencies in the interventional lab by shortening procedure times and allowing more predictable interventions. Ultimately, we believe this System may facilitate alternative patient treatment options by enabling robotic endovascular interventions.”

The Magellan Robotic System results in a new standard for peripheral vascular intervention that has the potential to deliver revolutionary lesion access, precise distal tip control, solid catheter stability and consistent procedural efficiency.

Dr. Jean Bismuth, a leading vascular surgeon at the DeBakey Heart and Vascular Center at The Methodist Hospital, Houston, said, “Since the Magellan Robotic System was designed specifically for vascular interventions, it offers excellent catheter stability and precision during the delivery and placement of a variety of therapeutic devices in different anatomic conditions, including various peripheral vascular diseases with tortuous anatomy. Additionally, the Magellan Robotic System may offer physicians less radiation exposure and reduced procedural fatigue due to the remote workstation that allows the physician to be seated comfortably outside the imaging suite.”

The Company believes the Magellan platform also provides a compelling value proposition to hospitals.

“Hospitals today need to ensure not only quality patient care, but also sound fiduciary judgment in all purchase decisions,” continued Barclay. “To remain competitive in the markets they serve, hospitals need to become more efficient, while also increasing their patient capacity. The Magellan Robotic System has the potential to help hospitals accomplish both of these goals.”

“We are excited about the initial interest a number of key U.S. hospitals have shown in the Magellan System and intend to focus our near-term commercialization strategy on partnering with a select group of esteemed physicians who are both influential and early adopters of new technologies in the industry,” said Barclay. “We will provide them with the appropriate training and engage with them to demonstrate the benefit and value of the Magellan. This focused and controlled commercial launch should enable us to generate positive clinical experiences and data to drive both interest and adoption among other physicians and hospitals in the large and rapidly expanding U.S. peripheral vascular market, and will be followed later this year with full launch activities.”

Barclay concluded, “Today’s announcement is a testament to the immensely talented development and support teams at Hansen Medical that worked tirelessly to reach this important milestone, and I want to personally congratulate and thank them for their hard work.”

The Magellan System received a CE Mark in the European Union last year, and the Company has already commenced a commercial launch in that region. In addition, the System has been approved in Australia, and is pending approval in Canada.

About the Magellan™ Robotic System

Hansen Medical’s Magellan Robotic System is based upon the flexible robotic technology incorporated in the Sensei-X® Robotic Catheter System currently sold in the U.S. and Europe, which has been used in more than 8,000 patients, but includes a number of key enhancements. In particular, the Magellan Robotic System:

•	Provides solid catheter stability for placement of therapeutic devices.

•	Is designed to enable predictable procedure times and increased case throughput.

•	Allows for independent, individual robotic control of the distal tips of both the outer sheath and the inner leader catheter, as well as robotic manipulation of standard guidewires.

•	Is designed to allow for sufficient extension inside the body to access hard to reach peripheral anatomy.

•	Preserves the open architecture featured in the Sensei System to allow for the subsequent use of many 6F therapeutic devices on the market today.

•	Is designed to potentially reduce physician radiation exposure and fatigue by employing a remote physician workstation.

Hansen Medical Conference Call

Company management will hold a conference call to discuss the receipt of 510(k) clearance for the Magellan Robotic System today, June 4, 2012, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at http://www.hansenmedical.com/. Additionally, participants can dial into the live conference call by calling 877-941-1427 or 480-629-9664. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through June 11, 2012, by calling 877-870-5176 or 858-384-5517, and entering access code 4544736.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Sensei® X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan Control Catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The Company’s Magellan(TM) Robotic System, NorthStar(TM) Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S.

Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” goal,” “estimate,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements about, the potential benefits of our Magellan Robotic System on the vascular procedures and the timing and results of commercializing our Magellan Robotic System. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: engineering, regulatory and sales challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the uncertain timelines, costs and results of pre-clinical and clinical trials; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting; the effect of credit, financial and economic conditions on capital spending by our potential customers; our ability to manage expenses and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the SEC on May 7, 2012 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), and Sensei are registered trademarks, and Magellan is a trademark of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
john.capodanno@fticonsulting.com

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